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                       Stradley Ronon Stevens & Young, LLP
                            2600 One Commerce Square
                      Philadelphia, Pennsylvania 19103-7098
                                 (215) 564-8000

June 26, 2009

Board of Trustees
AIM Equity Funds,
11 Greenway Plaza, Suite 100
Houston, Texas 77046-1173

     Re:  Registration Statement on Form N-14

Ladies and Gentlemen:

     We have acted as counsel to AIM Equity Funds ("AEF"), a Delaware statutory trust, in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the "Commission) of a Registration Statement on Form N-14 under the Securities Act of 1933, as amended (the "Registration Statement"). Pursuant to separate Agreements and Plans of Reorganization (the "Agreements"), the AIM Large Cap Growth Fund and AIM Disciplined Equity Fund, each a series of AEF, (each an "Acquiring Fund"), will assume the assets and accrued liabilities of the Atlantic Whitehall Growth Fund and Atlantic Whitehall Equity Income Fund, respectively, each a series of Atlantic Whitehall Funds Trust, (each an "Acquired Fund"), in exchange for shares of the corresponding Acquiring Fund, as set forth below (the "Reorganization").

        ACQUIRING FUND                      ACQUIRED FUND
---------------------------   -------------------------------------
AIM Large Cap Growth Fund     Atlantic Whitehall Growth Fund
   Class A                       Distributor Class
   Class Y                       Institutional Class
AIM Disciplined Equity Fund   Atlantic Whitehall Equity Income Fund
   Class Y                       Institutional Class

     We have reviewed the Amended and Restated Agreement and Declaration of Trust and Amended and Restated By-Laws of AEF, in each case as amended to the date hereof, resolutions adopted by AEF in connection with the Reorganization, the form of Agreements, which have been approved by AEF's Board of Trustees, the Registration Statement and such other legal and factual matters as we have deemed appropriate.

     This opinion is based exclusively on the provisions of the Delaware Statutory Trust Act governing the issuance of the shares of AEF and the reported case law thereunder, and does not extend to the securities or "blue sky" laws of the State of Delaware or other States.

     We have assumed the following for purposes of this opinion:

     1. The shares of each Acquiring Fund will be issued in accordance with AEF's Amended and Restated Agreement and Declaration of Trust and Restated By-Laws, each as amended to date, the

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Agreements, and resolutions of AEF's Board of Trustees relating to the creation, authorization and issuance of shares and the Reorganization.

     2. The shares of each Acquiring Fund will be issued against payment therefor as described in each Acquiring Fund's Proxy Statement/Prospectus and the Statement of Additional Information relating thereto included in the Registration Statement, and the Agreements, and that such payment will have been at least equal to the net asset value of such shares.

     On the basis of and subject to the foregoing, we are of the opinion that the shares of each Acquiring Fund to be issued to the corresponding Acquired Fund shareholders as provided by the Agreements are duly authorized, and upon such delivery will be validly issued and outstanding, and will be fully paid and non-assessable by AEF.

     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.

                                      Sincerely yours,

                                      STRADLEY RONON STEVENS & YOUNG, LLP


                                      By: /s/ Matthew R. DiClemente
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                                          Matthew R. DiClemente, Esq., a Partner